SECOND AMENDMENT TO LEASE AGREEMENT WITH OPTION TO PURCHASE

NOW COMES THE PARTIES and hereby agree to amend that certain Lease Agreement with Option to Purchase ("***Agreement***"), made as of the 5th day of April, 2016 (the "***Effective Date***") and as amended as of the 18th day of April, 2016, between Ben Porterfield ("**Porterfield**"), a single man, having his principal place of business at P.O. Box 11527, Anchorage, Alaska 99511, USA and Nomadic Gold Mines, Inc. ("**Nomadic**"), an Alaskan corporation qualified to do business in Alaska and a wholly owned subsidiary of Mineral Mountain Mining & Milling Company ("**Mineral Mountain**"). In consideration of the mutual promises hereinafter set forth, the parties agree as follows:

"Section 8 of the subject agreement is replaced in its entirety

8. **Additional Consideration.** As additional consideration for this ***Agreement***, **Nomadic** issued to Porterfield (or his designee) 11.2 million shares of the stock of **Nomadic** and thereafter undertook a share for share exchange with a currently public Idaho corporation called **Mineral Mountain Mining & Milling Company ("Mineral Mountain")**. After the share exchange, **Nomadic** shall remain as the operating company of the Project as a wholly owned subsidiary of **Mineral Mountain**."

"Section 9 of the subject agreement, as amended, is replaced in its entirety

9. **Purchase Price Payments to Porterfield.** The ***Purchase Price*** for the ***Subject Property*** is Five Million Dollars ($5,000,000.00).

a. In order to maintain its ***Option to Purchase***, **Nomadic** hereby agrees to pay **Porterfield** the following non-refundable amounts, which amounts shall not be credited to the ***Purchase Price***:

i. Twenty Thousand Dollars ($20,000.00) on signing of this ***Agreement***, receipt of which is hereby acknowledged; and

ii. An additional Five Thousand Dollars ($5,000.00) as a lease payment for the first year of this ***Agreement***, receipt of which is hereby acknowledged; and

iii. An additional Ten Thousand Dollars ($10,000.00) on or before April 5, 2019; and

iv. An additional Twenty Thousand Dollars ($20,000.00) on or before April 5, 2020; and

v. An additional Forty Thousand Dollars ($40,000.00) on or before April 5, 2021; and

vi. An additional Seventy Thousand Dollars ($70,000.00) on or before April 5, 2022;

and

vii. An additional One Hundred Thousand Dollars ($100,000.00) on or before April 5, 2023; and

viii. An additional One Hundred Thousand Dollars ($100,000.00) on or before each subsequent anniversary of the ***Effective Date*** of this ***Agreement*** for as long as this ***Agreement*** is in effect.

The failure of **Nomadic** to timely tender the sums provided for in this section, without grace, shall terminate this ***Agreement***."

"Section 11 a) of the subject agreement, as amended, is replaced in its entirety with the following:

a) In order to maintain its ***Option to Purchase*** in good standing, **Nomadic** and/or its affiliates must make the following expenditures for ***Work*** on the ***Subject Property***:

i) One Hundred Fifty Thousand Dollars ($150,000.00) before December 1, 2019; and

ii) An additional Two Hundred Fifty Thousand Dollars ($250,000.00) before December 1, 2020; and

iii) An additional Five Hundred Thousand Dollars ($500,000.00) before December 1, 2021; and

iv) An additional One Million Dollars ($1,000,000.00) before December 1, 2022; and

v) An additional One Million Dollars ($1,000,000.00) before December 1, 2023; and

vi) An additional One Million Dollars ($1,000,000.00) before December lst, of each subsequent year thereafter for as long as this ***Agreement*** is in effect.

Expenditures not otherwise timely made, may be tendered to **Porterfield** within the time provided in satisfaction of this ***Work*** commitment.

The failure of **Nomadic** to timely make the payments provided for in this section, without grace, shall terminate the option provided for herein."

Agreed to on the date set forth below:

//Sheldon Karasik

Nomadic Gold Mines, Inc.
Sheldon Karasik, President
Date: August 16, 2018

And

[signature]

Ben Porterfield
Date: 8-17-18